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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                     FORM 5
              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940



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1.   Name and Address of Reporting Person*

          WALKER, Alexander H.   Jr.
          1700 Coronet
          Reno, Nevada 89509-3510
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2.   Issuer name and Ticker or Trading Symbol

          HARVARD SCIENTIFIC CORP.  -   HVSF
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3.   IRS or Social Security Number of Reporting Person (Voluntary)

          ###-##-####
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4.   Statement for Month/Year

          1997
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

          [ ] Director                            [ ] 10% Owner
          [ ] Officer (give title below)          [X] Other (specify below)

          Removed as an officer on 12-11-97, Resigned Director 12-24-97
--------------------------------------------------------------------------------
7.   Individual or Joint/Froup Reporting

          [X] Form Filed by One Reporting Person
          [ ] Form Filed by More than One Reporting Person
--------------------------------------------------------------------------------


Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

                                                 4.    Securities            5.Amount of
                                                     Acquired (A) or           Securities
                                                     Disposed of (D)           Beneficially                        7.Nature of
                                                   -----------------------     Owned at end    6.Ownership Form:     Indirect
                    2.Transaction  3.Transaction            (A) or             of Issuer's       Direct (D) or       Beneficial
1.Title of Security      Date           Code       Amount   (D)      Price     Fiscal Year       Indirect (I)        Ownership
-------------------      ----           ----       ------   ---      -----   --------------    ----------------    ------------

Capital Stock          N/A            N/A         N/A     N/A       N/A        1,245,000            D                  N/A



*    If the form is filed by more than one  reporting  person,  see  instruction
     4(b)(v).

         (e.g., puts, calls, warrants, options, convertible securities)



                                                                 5.Number of
                                                                   Derivative
                                                                   Securities
               2.Conversion                                        Acquired (A)
                 or Excercise   3.Transaction                      or Disposed
1.Title or       Price of            Date                          of (D)
  Derivative     Derivative       (Month/Day/    4.Trasaction      -----------
  Security       Security            Year)           Code           (A)   (D)
  ----------     ------------     -----------      ----------      ----- -----



6.    Date
   Excercisable
  and Expiration    7.Title and
      Date            Amount of
   (Month/Day/        Underlying                    9. Number of
       Year)          Securities                       Derivative
 ---------------    ---------------                    Securities
 Date    Expira-          Amount or   8.Price of       Beneficially
 Exer-   tion             Number of     Derivative     Owned at End
 Date    Date       Title  Shares       Security       of Year
 -----   ------     -----  --------     ----------     ------------





10.Ownership of
   Derivative       11.Nature of
   Security            Indirect
   Direct (D)          Beneficial
   or Indirect (I)     Ownership
   ---------------     ----------




Explanation of Resopnses:




                                   /s/Alexander H. Walker          Feb. 12, 1998
                                   ----------------------          -------------
                                   **Sgnature of Reporting Person      Date


** Intentional misstatements or ommisons of facts constitue Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).